Exhibit 10.14
GANNETT CO., INC.
AMENDMENT FOR SECTION 409A PLANS
Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations and other authoritative guidance issued thereunder (“Section 409A”) impose requirements on certain nonqualified deferred compensation plans or other arrangements that must be satisfied in order to avoid the imposition of additional taxes on benefits provided under such plans. It is the intent of Gannett Co., Inc. and its affiliates (the “Company”) to operate and administer each of its nonqualified deferred compensation plans or other arrangements that is subject to the requirements of Section 409A (the “Compensation Plans”) in accordance with Section 409A. Accordingly, except for Paragraph D, the following rules shall apply to benefits under the Company’s Compensation Plans that are subject to Section 409A; provided that the rules are applicable to such benefits if such Plans do not otherwise set forth contrary rules to satisfy the requirements of Section 409A. Paragraph D sets forth a special rule that applies to benefits under nonqualified deferred compensation plans or other arrangements that are intended to satisfy the “short-term deferral” rule under Section 409A.
A. Compensation Plans that Provide In-Kind or Reimbursement Benefits
To the extent that Section 409A applies to a Compensation Plan that provides in-kind benefits or reimburses expenses of eligible participants, the following rules shall apply:
•	The amount of expenses eligible for reimbursement, or in-kind benefits provided under the Compensation Plan, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Notwithstanding the foregoing, an arrangement providing for the reimbursement of expenses referred to in Internal Revenue Code Section 105(b) will not be deemed to fail to meet this requirement solely because the arrangement provides for a limit on the amount of expenses that may be reimbursed under such arrangement over some or all of the period in which the reimbursement arrangement remains in effect.
•	The reimbursement of an eligible expense under the Compensation Plan shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred. In order to satisfy this reimbursement deadline, the participant must submit an invoice for a reimbursable expense at least 30 days before the end of the calendar year next following the calendar year in which such expense was incurred.
•	The right to reimbursement or in-kind benefits under the Compensation Plan shall not be subject to liquidation or exchange for another benefit.
B. Specified Employee
The Company shall determine who is a “specified employee” under Section 409A’s default rules for making such determinations. In the event a recipient of a benefit is a “specified employee” as of the date of the employee’s separation from service and paying such benefit before the date that is six months after the employee’s separation from service would violate Section 409A, such benefit shall not be paid prior to the date which is six months after the date of the recipient’s separation from service (or, if earlier, the recipient’s death). A specified employee who is subject to the restriction described in the previous sentence shall receive on the first business day of the seventh month after his separation from service an amount equal to the benefit that he would have received during such six month period absent the restriction. With respect to in-kind benefits that cannot be provided because of the above rule, the specified employee may pay for the full cost of such benefits during the six month period, in which case the Company shall reimburse the specified employee for the cost of such benefits on the first business day of the seventh month after his separation from service.

C. Section 409A Interpretation Clause
The Company’s Compensation Plans are intended to comply with the requirements of Section 409A to the extent such rules apply to the Company’s Compensation Plan, and its Compensation Plans shall be interpreted and administered in accordance with that intent. If any provision of a Compensation Plan would otherwise conflict with or frustrate this intent, that provision will be interpreted so as to avoid the conflict.
Consistent with this intent, the following rules of construction shall apply:
•	When a Compensation Plan provides that an amount shall be paid “as soon as administratively practicable”, “as soon as possible”, “as soon as reasonable” after a specified date or uses a similar formulation to describe the date of payment, the date of payment shall be made within 45 days after the specified date.
•	Unless the context provides otherwise and solely for purposes of benefits that are intended to be paid in connection with a “separation from service” under Section 409A, any reference in a Compensation Plan to “termination of employment”, “severance from employment”, “retirement” or similar term shall mean an event that constitutes a “separation from service” within the meaning of Section 409A.
D. Short-Term Deferral
Any payment under a nonqualified deferred compensation plan or other arrangement that is intended to qualify as a “short term deferral” under Section 409A shall be made no later than the date that is 2 1/2 months after the end of the calendar year in which the benefit is no longer subject to a substantial risk of forfeiture. This rule shall only apply to benefits under the Company’s nonqualified deferred compensation plans and other arrangements that are intended to be exempt from Section 409A because they qualify as a “short term deferral” under Section 409A.
E. Incorporation by Reference
To the extent applicable and not inconsistent with specific contrary rules set forth in Compensation Plans that are intended to comply with Section 409A, the rules set forth herein (except for the rule set forth in Paragraph D which applies to benefits under the Company’s nonqualified deferred compensation plans and other arrangements that are intended to qualify as “short term deferrals” under Section 409A) shall apply to the Company’s Compensation Plans.

F. Miscellaneous
Nothing herein shall give any individual a right to a specific benefit under a Compensation Plan, and the Company reserves the right to amend or terminate any Compensation Plan at any time to the extent permissible under applicable law.
IN WITNESS WHEREOF, Gannett Co., Inc. has caused this Amendment to be executed by its duly authorized officer as of December 31, 2008.

GANNETT CO., INC.
By:	/s/ Roxanne V. Horning
	Name:	Roxanne V. Horning
	Title:	Senior Vice President/Human Resources